EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Brand Engagement Network Reports $1.46 Million in Cash Proceeds from Warrant Exercises and $737,500 Debt Conversion; Provides Public Warrants Update

Wilmington, Del – January 27, 2026 – Brand Engagement Network, Inc. (Nasdaq: BNAI) (“BEN” or the “Company”), a leading provider of AI-driven customer engagement solutions, today announced the issuance of shares of its common stock in connection with warrant exercises, equity incentive plan exercises, and the conversion of outstanding debt, strengthening the Company’s balance sheet.

Transaction Summary:

●	Cash Infusion: The Company received $1,456,332 in cash proceeds from the exercise of warrants, incentive stock options, and long-term incentive plan awards, with strike prices ranging from $16.58 to $37.00 per share.
●	Debt Reduction: The Company converted $737,500 of outstanding debt into shares of common stock.
●	Equity Issued: An aggregate of 93,313 shares of common stock were issued in connection with these transactions. Following these issuances, the Company has approximately 5,778,514 shares of common stock outstanding (unaudited estimate, including the newly issued shares) and a public float of approximately 3,129,047 shares (unaudited estimate, excluding the newly issued shares).
●	Public Warrants Update: Post the 1-for-10 reverse split (effective Dec. 12, 2025), warrants now exercise at $115.00/share (up from $11.50), with 1,644,096 outstanding (down from 16,440,962). If all outstanding public warrants were exercised at the adjusted exercise price, the Company would receive approximately $189.1 million in gross proceeds. The Company notes that certain market systems and brokerage platforms have not yet fully reflected the post-split warrant adjustments and is actively working with the relevant parties to ensure accurate updates.

“These warrant exercises and debt conversions further strengthen our balance sheet and simplify our capital structure,” said Tyler Luck, Chief Executive Officer of Brand Engagement Network. “We remain focused on disciplined capital management as we execute on our growth strategy.”

About Brand Engagement Network, Inc. (Nasdaq: BNAI)

Brand Engagement Network, Inc. (“BEN”) is a provider of secure, enterprise-grade artificial intelligence solutions that enable natural conversations, workflow automation, and real-world execution across text, voice, and avatar-based experiences. Designed for regulated and high-impact industries, BEN delivers highly personalized, multimodal AI within secure, closed-loop environments—helping organizations modernize operations, improve decision-making, and enhance customer engagement. BEN’s platform is powered by proprietary technology, including its Engagement Language Model (ELM™), and is built with governance, compliance, and reliability embedded by design. For more information, please visit www.brandengagementnetwork.com.

BEN Investor Relations Contact: investors@beninc.ai

BEN Media Contact: amy@beninc.ai

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. Factors that may affect results are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. BEN undertakes no obligation to update any forward-looking statements.